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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                            (Amendment No. _____)(1)


                         OACIS HEALTHCARE HOLDINGS CORP.
                         -------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    671075109
                                 -------------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

          Rule 13d-1(b)
      ---
          Rule 13d-1(c)
      ---
       X  Rule 13d-1(d)
      ---

--------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                               (Continued on following page(s))
================================================================================
                           Page 1 of 4 Pages

                       SCHEDULE 13G

CUSIP NO. 671075109
--------------------

1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. ABOVE PERSON

   IMS Health Incorporated 06-1506026
--------------------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)
                                                (b)
--------------------------------------------------------------------------------

3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
NUMBER OF           5. SOLE VOTING POWER
SHARES                 1,110,661
                  --------------------------------------------------------------
BENEFICIALLY        6. SHARED VOTING POWER
OWNED BY                -0-
EACH              --------------------------------------------------------------
REPORTING           7. SOLE DISPOSITIVE POWER
PERSON                 1,110,661
WITH              --------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER
                        -0-
                  --------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
    1,110,661
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* ( )
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 4 Pages

ITEM 1 (a).   NAME OF ISSUER
              Oacis Healthcare Holdings Corp.
--------------------------------------------------------------------------------
ITEM 1 (b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
              OFFICES
              100 Drake's Landing Road, Suite 100, Greenbrae, CA 94904
--------------------------------------------------------------------------------
ITEM 2 (a).   NAME OF PERSON FILING
              IMS Health Incorporated ("IMS HEALTH")
              (successor to Cognizant Corporation)
--------------------------------------------------------------------------------
ITEM 2 (b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE
              The principal business offices of IMS HEALTH are
              located at 200 Nyala Farms, Westport, Connecticut 06880.
--------------------------------------------------------------------------------
ITEM 2 (c).   CITIZENSHIP
              IMS HEALTH is incorporated in the State of Delaware
--------------------------------------------------------------------------------
ITEM 2 (d).   TITLE OF CLASS OF SECURITIES
              Common Stock
--------------------------------------------------------------------------------
ITEM 2 (e).   CUSIP NUMBER
              671075109
--------------------------------------------------------------------------------
ITEM 3.
              Not Applicable
--------------------------------------------------------------------------------
ITEM 4.       OWNERSHIP

    The following information is provided as of December 31, 1998:

     (a)  Amount Beneficially Owned
          IMS HEALTH is the owner of record and beneficially of 1,110,661 shares of Common Stock (this amount includes an option to purchase 10,000 shares of Common Stock)

     (b)  Percent of Class:
          IMS HEALTH - 10.4%

     (c)  NUMBER OF SHARES AS TO WHICH IMS HEALTH HAS:

           (i) sole power to vote or to direct the vote:
               1,110,661 (this amount includes an option to purchase 10,000 shares of Common Stock)

          (ii) shared power to vote or to direct the vote:
               None

         (iii) sole power to dispose or to direct the disposition of:
               1,110,661 (this amount includes an option to purchase 10,000 shares of Common Stock)

          (iv) shared power to dispose or to direct the disposition of:
               None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS
         Not Applicable
--------------------------------------------------------------------------------

                                Page 3 of 4 Pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
         ANOTHER PERSON
         Not applicable
--------------------------------------------------------------------------------
ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
         THE PARENT HOLDING COMPANY
         Not applicable
--------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP
         Not applicable
--------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable
--------------------------------------------------------------------------------
ITEM 10. CERTIFICATION
         Not applicable
--------------------------------------------------------------------------------


SIGNATURE
----------

     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

     Dated:  February 12, 1999

                          IMS HEALTH INCORPORATED


                          By /s/ KENNETH S. SIEGEL
                             ------------------------------
                             Name:  Kenneth S. Siegel
                             Title: Senior Vice President,
                                    General Counsel and
                                    Secretary



                                Page 4 of 4 Pages